Exhibit 99.1

Community Bank Shares of Indiana, Inc. reports 4th quarter net income available to common shareholders of $1.6 million and full year net income available to common shareholders of $6.0 million, or $1.79 per diluted common share

New Albany, Ind. (January 31, 2012) – Community Bank Shares of Indiana, Inc. reported fourth quarter net income available to common shareholders of $1.6 million and earnings per diluted common share of $0.48. Net income available to common shareholders increased during the fourth quarter by 11.6% as compared to the same period last year. Net income available to common shareholders for 2011 was $6.0 million, a 1.8% increase from $5.9 million in 2010.

James Rickard, President and Chief Executive Officer, commented, “In a very challenging environment our Company has made great strides over the past two years. Results for the fourth quarter and the full-year are reflective of a strong net-interest margin and a focus on controlling expenses. Our relationship banking model has transformed the funding side of our balance sheet, which has positioned us for profitable loan growth in 2012. In addition, we have added to our capital base through strong earnings the last two years.”

Rickard continued, “We are also working diligently to resolve our non-performing asset issues. We have been adding additional resources and technology over the last two years to help us reduce non-performing assets in the future and strengthen credit underwriting. We feel that we have the resources in place to make progress in this area, which will have a positive impact on net interest margin and the profitability of our Company.”

The following points summarize significant financial information for the fourth quarter of 2011:

•	Net income available to common shareholders was $1.6 million.

•	Tangible book value per common share of $14.41 as of December 31, 2011.

•	Net interest margin, on a tax equivalent basis, of 4.14%, an increase from 3.63% for the same period in 2010.

•	Provision for loan losses was $1.7 million, an increase of $727,000 from the quarter ended September 30th, 2011.

•	Gains of $894,000 were realized on the sale of available for sale securities, an increase of $342,000 from the quarter ended September 30th, 2011.

The following points summarize significant financial information for 2011:

•	Net income available to common shareholders was $6.0 million, or $1.79 per diluted common share compared to $5.9 million and $1.77 for 2010.

•	Net interest margin, on a tax equivalent basis, of 4.07%, an increase from 3.90% for 2010.

•	Provision for loan losses of $4.4 million, an increase of $557,000 compared to 2010.

•	Gains on sales of available for sale securities totaled $2.5 million for the year, an increase from $1.8 million in 2010.

•	Shareholders’ equity increased from $63.2 million as of December 31, 2010 to $79.6 million in 2011, mostly due to capital received in connection with the Company’s participation in the U.S. Treasury’s Small Business Lending Fund (see the Company’s September 30, 2011 10-Q for further details) and an increase in retained earnings.

The Company’s unaudited consolidated condensed statements of income and credit quality metrics are as follows:

	Three Months Ended
	December 31,		September 30,
	2011	2010	2011
	(In thousands, except per share data)
Interest income	$8,488	$8,649	$8,424
Interest expense	1,235	1,929	1,436
Net interest income	7,253	6,720	6,988
Provision for loan losses	1,698	925	971
Non-interest income	2,577	1,912	2,008
Non-interest expense	5,709	5,582	5,620
Income before income taxes	2,423	2,125	2,405
Income tax expense	533	421	528
Net income	$1,890	$1,704	$1,877
Preferred stock dividends	(285)	(243)	(262)
Preferred stock discount accretion	-	(23)	(299)
Net income available to common shareholders	$1,605	$1,438	$1,316
Basic earnings per common share	$0.48	$0.43	$0.40
Diluted earnings per common share	$0.48	$0.42	$0.38

	Twelve Months Ended
	December 31,
	2011	2010
	(In thousands, except per share data)
Interest income	$34,241	$35,894
Interest expense	5,968	8,180
Net interest income	28,273	27,714
Provision for loan losses	4,390	3,833
Non-interest income	8,481	7,414
Non-interest expense	22,863	22,461
Income before income taxes	9,501	8,834
Income tax expense	2,091	1,846
Net income	$7,410	$6,988
Preferred stock dividends	(1,034)	(976)
Preferred stock discount accretion	(345)	(89)
Net income available to common shareholders	$6,031	$5,923
Basic earnings per common share	$1.82	$1.80
Diluted earnings per common share	$1.79	$1.77

Credit quality metrics are as follows (in thousands):

	As of
	December 31, 2011	September 30, 2011	December 31, 2010

Loans on non-accrual status	$15,772	$16,849	$15,013
Loans past due 90 days or more and still accruing	-	-	-
Foreclosed and repossessed assets	5,076	3,659	3,633
Total non-performing assets	$20,848	$20,508	$18,646
Troubled debt restructurings (“TDRs”)	21,842	9,603	10,361
Total non-performing assets including TDRs	$42,690	$30,111	$29,007

Non-performing assets to total assets	2.63%	2.62%	2.33%
Non-performing assets, including TDRs, to total assets	5.39	3.84	3.62
Allowance for Loan Losses to Total Loans	2.05	1.81	2.12

The Company’s unaudited condensed consolidated balance sheets are as follows:

	December 31,	December 31,
	2011	2010
	(In thousands)
ASSETS
Cash and due from financial institutions	$15,166	$11,658
Interest-bearing deposits in other financial institutions	30,297	23,818
Securities available for sale	198,746	204,188
Loans held for sale	1,154	1,080
Loans, net of allowance for loan losses of $10,234 and $10,864	489,740	502,223
Federal Home Loan Bank and Federal Reserve stock	5,952	6,808
Accrued interest receivable	3,196	3,089
Premises and equipment, net	13,780	13,659
Cash surrender value of life insurance	20,012	19,210
Other intangible assets	865	1,106
Foreclosed and repossessed assets	5,076	3,633
Other assets	8,687	10,994
Total Assets	$792,671	$801,466

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non interest-bearing	$127,877	$115,014
Interest-bearing	453,481	503,807
Total deposits	581,358	618,821
Other borrowings	50,879	49,426
Federal Home Loan Bank advances	55,000	50,000
Subordinated debentures	17,000	17,000
Accrued interest payable	329	615
Other liabilities	8,510	2,439
Total liabilities	713,076	738,301

STOCKHOLDERS’ EQUITY
Total stockholders’ equity	79,595	63,165
Total Liabilities and Stockholders’ Equity	$792,671	$801,466

About Community Bank Shares of Indiana, Inc.

Community Bank Shares of Indiana, Inc. was formed in 1991 as the nation’s first ever mutual holding company. In 1995 the company went public under the NASDAQ symbol CBIN. Today, Community Bank Shares of Indiana ,Inc. is Southeastern Indiana’s largest locally owned and headquartered bank holding company and includes Your Community Bank and The Scott County State Bank. The mission statement of Community Bank Shares of Indiana reflects its purpose: “Achieving financial goals through exceptional people and exceptional service.” Community Bank Shares of Indiana strives to help shareholders, customers, employees, and our communities achieve their respective financial goals by empowering talented individuals to provide a level of unmatched customer service. To learn more about us, please visit www.yourcommunitybank.com and www.scottcountystatebank.com.

Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2010 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

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CONTACT:

Paul Chrisco
CFO

Community Bank Shares of Indiana, Inc.

812-981-7375